Exhibit 99.1

Axogen Reports Preliminary Unaudited Revenue

for Fourth Quarter and Full-Year 2020

ALACHUA, FL – January 11, 2021 – Axogen, Inc. (NASDAQ: AXGN), a global leader in developing and marketing innovative surgical solutions for peripheral nerve injuries, today announced preliminary unaudited fourth quarter and full-year 2020 revenue.

Preliminary Unaudited Fourth Quarter and Year-End Performance Highlights

●	Fourth quarter revenue is expected to be at least $32.4 million, a 15% increase compared to fourth quarter 2019 revenue of $28.2 million
●	Full-year 2020 revenue is expected to be at least $112.2 million, a 5% increase compared to 2019 revenue of $106.7 million
●	Ended the fourth quarter with 111 direct sales representatives compared to 110 at the end of the third quarter, and 109 as of December 31, 2019
●	Increased active accounts in the fourth quarter to 893, a 12% increase from 797 in the fourth quarter a year ago
●	Revenue from the top 10% of our active accounts continued to represent approximately 35% of total revenue in the quarter

“I am pleased with our fourth quarter performance, as we achieved year-over-year revenue growth despite the continued dampening effect of the COVID-19 pandemic,” commented Karen Zaderej, chairman, CEO, and president of Axogen, Inc. “While it was a challenging year, our team continued to execute our focused strategy and improved the strength and resilience of our business. I am extremely proud that we achieved an important milestone in 2020, surpassing 50,000 Avance® Nerve Grafts implanted since launch. This accomplishment underscores Axogen’s commitment to our mission of restoring nerve function and quality of life to patients with peripheral nerve injuries by providing innovative, clinically proven and economically effective repair solutions for surgeons and health care providers.”

Investor meetings scheduled this week

Members of the Axogen senior management team will participate in the Solebury Trout Virtual Management Access Event January 11-14, 2021. These annual meetings provide an opportunity for management to meet individually with investors to discuss Axogen’s differentiated platform for nerve repair in an expanding set of applications.

The results disclosed in this press release are preliminary and unaudited. The Company expects to report full, audited results for the fourth quarter and year ended December 31, 2020 on February 22, 2021. The company’s updated corporate presentation is available through the investors page on www.axogeninc.com.

About Axogen

Axogen (AXGN) is the leading company focused specifically on the science, development and commercialization of technologies for peripheral nerve regeneration and repair. Axogen employees are passionate about helping to restore peripheral nerve function and quality of life to patients with physical damage or transection to peripheral nerves by providing innovative, clinically proven and economically effective repair solutions for surgeons and health care providers. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body. Every day, people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Physical damage to a peripheral nerve, or the inability to properly reconnect peripheral nerves, can result in the loss of muscle or organ function, the loss of sensory feeling, or the initiation of pain.

Axogen's platform for peripheral nerve repair features a comprehensive portfolio of products, including Avance® Nerve Graft, a biologically active off-the-shelf processed human nerve allograft for bridging severed peripheral nerves without the comorbidities associated with a second surgical site; Axoguard® Nerve Connector, a porcine submucosa extracellular matrix (ECM) coaptation aid for tensionless repair of severed peripheral nerves; Axoguard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect damaged peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments; Axoguard® Nerve Cap, a porcine submucosa ECM product used to protect a peripheral nerve end and separate the nerve from the surrounding environment to reduce the development of symptomatic or painful neuroma; and Avive® Soft Tissue Membrane, a processed human umbilical cord intended for surgical use as a resorbable soft tissue barrier. The Axogen portfolio of products is available in the United States, Canada, the United Kingdom, South Korea, and several other European and international countries.

Cautionary Statements Concerning Forward-Looking Statements
This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events, or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “continue,” “may,” “should,” “will,” “goals,” and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements related to the expected impact of COVID-19 on our business, statements regarding our growth, product development, product potential, financial performance, sales growth, product adoption, market awareness of our products, data validation, our assessment of our internal controls over financial reporting, our visibility at and sponsorship of conferences and educational events. The forward-looking statements are and will be subject to risks and uncertainties, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements contained in this press release should be evaluated together with the many uncertainties that affect our business and our market, particularly those discussed under Part I, Item 1A., “Risk Factors,” of our Annual Report on Form 10-K, as

amended on Form 10-K/A, for the fiscal year ended December 31, 2019, as well as other risks and cautionary statements set forth in our filings with the U.S. Securities and Exchange Commission. Forward-looking statements are not a guarantee of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made and, except as required by applicable law, we assume no responsibility to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or otherwise.

Contact: Axogen, Inc. Peter J. Mariani, Chief Financial Officer pmariani@axogeninc.com InvestorRelations@AxogenInc.com